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                               NEWS RELEASE

FOR IMMEDIATE RELEASE                   FOR MORE INFORMATION CONTACT:
                                          Robert G. Dutcher
                                          President and Chief Executive Officer
                                          POSSIS MEDICAL, INC.
                                          (612) 780-4555

            POSSIS MEDICAL, INC. COMPLETES CONVERTIBLE DEBENTURE FUNDING

MINNEAPOLIS, MN (July 16, 1998) -- Possis Medical, Inc. (Nasdaq-NNM: POSS) announced that the Company has secured, through Salomon Smith Barney, a financing commitment up to $17 million from a group of institutional investors.

Under the terms of the financing, Possis Medical has received $12 million from the issuance of 5% convertible subordinated debentures due 2004 and 110,640 warrants, with a commitment to receive up to an additional $5 million provided certain conditions are met. The debentures are convertible into Common Stock at a price equal to $14.79 for a period of six months; thereafter, the conversion price and the maximum number of shares available for conversion will be calculated per predetermined formulas based on the market price of Possis Medical's Common Stock. The warrants are exercisable for Common Stock at $15.58 per share. Possis Medical will file a registration statement for the shares of Common Stock underlying the debentures and warrants.

The Company intends to use the proceeds of the offering to fund expansion of the Company's sales and marketing activities, research and development for AngioJet-Registered Trademark- Rheolytic-TM- Thrombectomy System applications and for working capital purposes.

Commenting on the funding, Robert G. Dutcher, President and Chief Executive Officer of Possis Medical, stated, "The funding will strengthen our balance sheet and allow us to confidently continue our growth strategy for our emerging AngioJet System business. Our unique AngioJet System has been designed to quickly remove blood clots from vessels throughout the body and to treat a wide range of serious medical conditions such as heart attack, stroke, dialysis access failure, leg pain, pulmonary embolism and deep vein thrombosis."

Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the growing cardiovascular and vascular treatment markets. Its AngioJet Rheolytic Thrombectomy System is marketed in the United States for treatment of dialysis access graft thrombosis. Its three products -- the AngioJet-Registered Trademark- Rheolytic-TM- Thrombectomy System, the Perma-Flow-Registered Trademark- Coronary Bypass Graft, and the Perma-Seal-Registered Trademark- Dialysis Access Graft -- are highly differentiated, next-generation medical devices that have the potential to become preferred treatment options.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements involve risks and uncertainties that may cause the Company's actual results to be materially different. Factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit99 to the Company's Form 10-Q dated April30, 1998, filed with the Securities and Exchange Commission.

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